 As filed with the Securities and Exchange Commission on May 26, 1995
                                                     File No. 33-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                            ---------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                             --------------------

                          PENN VIRGINIA CORPORATION
            (Exact name of registrant as specified in its charter)

          VIRGINIA                                     23-1184320
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
 incorporation or organization)

       800 THE BELLEVUE
     200 SOUTH BROAD STREET
   PHILADELPHIA, PENNSYLVANIA                                19102
(Address of principal executive offices)                   (Zip Code)

                          PENN VIRGINIA CORPORATION
                      1995 DIRECTORS' STOCK OPTION PLAN
                           (Full title of the plan)

                 ===========================================
                             BEVERLY COLE MCGUIRE
                             CORPORATE SECRETARY
                          PENN VIRGINIA CORPORATION
                               800 THE BELLEVUE
                            200 SOUTH BROAD STREET
                      PHILADELPHIA, PENNSYLVANIA  19102
                   (Name and address of agent for service)

                                 (215) 545-6600
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------
 Title of          Amount       Proposed       Proposed        Amount of
securities         to be        maximum        maximum       registration
  to be          registered     offering       aggregate         fee
registered                      price per      offering
                                share (1)      price (1)
- --------------------------------------------------------------------------
Common Stock,     75,000
par value         shares (2)    $33.38         $2,503,500      $863.28
$6.25 per share
- --------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock of $34.00 and $32.75, respectively, as reported in the NASDAQ National Market System on May 23, 1995.

(2) Also registered hereby are such additional indeterminate number of shares of Common Stock or other securities as may become issuable by reason of adjustments pursuant to the anti-dilution provisions of the Plan.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Commission by the registrant pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated hereby by reference:

         (a) Annual Report on Form 10-K for the year ended December 31, 1994;

         (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 and all other reports filed pursuant to Section 13(a) of the Exchange Act since December 31, 1994; and

         (c) Description of the registrant's Common Stock contained in Exhibit 28(a) to the registrant's Registration Statement on Form S-8 (Registration No. 33-40430).

         In addition, all documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing with the Commission of a post-effective amendment which (i) indicates that all securities offered hereby have been sold or (ii) deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Minturn T. Wright, III, a partner of Dechert Price & Rhoads, is a director of the registrant and eligible to receive options under the registrant's 1995 Directors' Stock Option Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article V of the bylaws of the registrant provides that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or





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
completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, and whether or not by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the registrant (or a predecessor of the registrant absorbed in a merger or other transaction), or while a director or officer of the registrant or such predecessor is or was serving at the request of the registrant or such predecessor as a director, officer, partner, trustee, administrator, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such Article provides for indemnification against expenses (including attorneys' fees), judgments, fines, penalties, including any excise tax assessed with respect to an employee benefit plan, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding to the extent that (a) such person is not otherwise indemnified, (b) such person has not improperly received a personal benefit and (c) the liability did not result from such person's gross negligence or willful misconduct. The Article further provides that the registrant shall pay expenses incurred by such persons in defending a civil or criminal action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the registrant.

         The registrant has in effect a directors and officers liability insurance policy which, with certain general and specific exclusions, indemnifies each person who was, is or may hereafter be a director or officer of the registrant and his heirs and assigns, against any payment by an insured (except fines and penalties) in respect of any legal liability, whether actual or asserted, arising from any claim made against an insured by reason of any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the insured, in his capacity as a director or officer of the registrant, or any of the foregoing so alleged by any claimant, or any matter claimed against an insured solely by reason of his being or having been a director or officer of the registrant. The policy may be cancelled by the insurer upon 60 days' written notice to the registrant. To the extent that such insurance covers liabilities arising under the Securities Act of 1933, no waivers or undertakings are made by the registrant with respect thereto, except as set forth in Item 9 of this Registration Statement.

         In addition, Article V of the registrant's bylaws provides for the general determination of the permissibility of





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
indemnification in a particular case (including the advancement of expenses) pursuant to Section 13.1-701.b of the Virginia Stock Corporation Act (the "Act") which provides that such determination shall be made either (1) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding, or if a quorum cannot be obtained, by a majority vote of a committee duly designated by the board of directors, consisting solely of two or more directors not at the time parties to the proceeding; (2) by special legal counsel selected by the board of directors or its committee in the manner prescribed in clause 1, or if a quorum of the board of directors cannot be obtained and a committee cannot be designated, selected by majority vote of the full board of directors, in which selection directors who are parties may participate; or (3) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. In the event, however, that there has been a change in control of the registrant between the time of the action or failure to act giving rise to the claim for indemnification and such claim, Article V provides that at the option of the person seeking indemnification, the permissibility of indemnification shall be determined by special legal counsel selected jointly by the registrant and the person seeking indemnification. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification, shall be borne by the registrant.

         Section 13.1-697 of the Act authorizes such indemnification as described above if the person to be indemnified conducted himself in good faith and believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests; or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Such indemnity shall not be allowed in a derivative suit in which such person is adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he is adjudged liable on the basis that personal benefit was improperly received by him. Section 13.1-698 of the Act provides that a corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. A court may also order indemnification of a director,





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pursuant to Section 13.1-700.1, with respect to a derivative suit, to the extent of the director's reasonable expenses if the court determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and also orders the corporation to pay the director's reasonable expenses incurred to obtain the order of indemnification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         Reference is made to the Exhibit Index which appears at page 9 of this Registration Statement for a detailed list of the exhibits filed as a part hereof.

ITEM 9.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.





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
             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Pennsylvania, on May 26, 1995.

                          PENN VIRGINIA CORPORATION


                          By:   s/ A. James Dearlove
                              --------------------------
                              A. James Dearlove
                              President and
                              Chief Operating Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by or on behalf of the following persons in the capacities indicated on May 26, 1995.

         Signature                          Title
         ---------                          -----
  s/ A. James Dearlove                     President and Chief
- ------------------------------               Operating Officer
A. James Dearlove


*Lennox K. Black                           Chairman of the Board
                                            & Chief Executive Officer
*Vincent Matthews, III                     Senior Vice President
*Eckhard Albrecht                          Director
*John D. Cadigan                           Director
*Hans Michael Gaul                         Director
*John A.H. Shober                          Director
*Frederick C. Witsell, Jr.                 Director
*Minturn T. Wright, III                    Director



*By:   s/ Beverly Cole McGuire
     -----------------------------
    Beverly Cole McGuire
    Attorney-in-Fact, Pursuant
    to Power of Attorney





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
                                 EXHIBIT INDEX


                                                                                                Sequential
                                                                                                Numbering
Exhibit No.                          Description of Exhibit                                      Page No.
- -----------                          ----------------------                                     ----------
   4.01                     Articles of Incorporation of registrant, as amended and                   --
                            restated (incorporated by reference to Exhibit 4(a) to
                            registrant's Registration Statement on Form S-8, filed
                            under Securities Exchange Act of 1934, as amended
                            (Registration No. 33-40430)).

   4.02                     Bylaws of registrant, as amended (incorporated by reference              --
                            to Exhibit 3.2 to registrant's Annual Report on Form 10-K
                            for year ended December 31, 1994, filed under  Securities
                            Exchange Act of 1934, as amended).

   5.01                     Opinion of Dechert Price & Rhoads as to legality of                      11
                            securities being registered.

  15.01                     Letter of KPMG Peat Marwick LLP acknowledging use of their               12
                            report dated May 10, 1995 with respect to the unaudited
                            interim financial information.

  23.01                     Consent of KPMG Peat Marwick LLP to  incorporation of their              13
                            report dated March 1, 1995 with respect to  consolidated
                            financial statements of registrant and subsidiaries at
                            December 31, 1994 and December 31, 1993 and for each of the three years in the period ended December 31, 1994.





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

                                                                                                 Sequential
                                                                                                  Numbering
Exhibit No.                           Description of Exhibit                                      Page No.
- -----------                           ----------------------                                     ----------
   23.02                     Consent of Dechert Price & Rhoads (contained in opinion                  --
                             filed as Exhibit 5.01 to this Registration Statement).

   24.01                     Powers of Attorney executed by certain directors and                      14
                             officers of registrant, authorizing execution of
                             Registration Statement on each such director's respective
                             behalf by persons designated therein.





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